SUB-ITEM 77K: Changes in Registrants Certifying Accountant

KPMG LLP (KPMG), the previous independent registered public accounting firm of the GE Institutional Funds (the Trust), resigned as of June 30, 2016. On September 9, 2016, the Board of Trustees of the Trust, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP (EY) as the Trusts independent registered public accounting firm. The previous reports issued by KPMG on the Trusts financial statements for the fiscal years ended September 30, 2014 and September 30, 2015, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trusts fiscal years ended September 30, 2014 and September 30, 2015 and through the period ended June 30, 2016,
(i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years or periods; and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. As indicated above, the Board of Trustees has appointed EY as the independent registered public accounting firm to audit the Trusts financial statements for the fiscal year ended September 30, 2016. During the Trusts fiscal years ended September 30, 2014 and September 30, 2015 and through September 9, 2016, neither the Trust nor anyone on its behalf has consulted EY on items which:
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements or
(ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulations S-K) or reportable events
(as described in paragraph (a)(1)(v) of said Item 304).